UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2017

McDermott International, Inc.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas		77079
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 8, 2017, McDermott, Inc. (“MI”), a subsidiary of McDermott International, Inc. (“MII”), and Ms. Liane K. Hinrichs, Senior Vice President, General Counsel and Corporate Secretary, entered into a Separation Agreement in connection with Ms. Hinrichs’ retirement as of December 31, 2017. The Separation Agreement provides for various severance benefits to be provided to Ms. Hinrichs, in exchange for, among other things, her agreement to several restrictive covenants. Under the Separation Agreement, Ms. Hinrichs will resign from her position as Senior Vice President, General Counsel and Corporate Secretary of MII effective August 13, 2017, and will serve as Vice President, Legal of MII from that date through December 31, 2017.

The severance benefits include:

(1)	a lump-sum payment in the amount of $1,666,000;

(2)	an annual bonus under the McDermott International, Inc. Executive Incentive Compensation Plan (the “EICP”), with the amount paid being the higher of (i) Ms. Hinrichs’ target EICP award for 2017 and (ii) the EICP bonus pool funding multiple times Ms. Hinrichs target EICP award for 2017; to be paid no later than March 15, 2018;

(3)	a contribution to the McDermott International, Inc. Director and Executive Deferred Compensation Plan in respect of 2017 in the amount of $44,412;

(4)	(i) the currently outstanding portion of Ms. Hinrichs’ March 5, 2015 award of MII restricted stock units (“RSUs”) granted pursuant to the 2014 McDermott International, Inc. Long Term Incentive Plan (the “2014 LTIP”),

(ii) the currently outstanding portion of Ms. Hinrichs’ March 5, 2015 award of performance units granted pursuant to the 2014 LTIP,

(iii) the currently outstanding portion of Ms. Hinrichs’ February 26, 2016 award of MII RSUs granted pursuant to the 2014 MII LTIP,

(iv) the currently outstanding portion of Ms. Hinrichs’ February 26, 2016 award of performance units granted pursuant to the MII LTIP,

(v) the currently outstanding portion of Ms. Hinrichs’ February 28, 2017 award of MII RSUs granted pursuant to the 2016 McDermott International, Inc. Long Term Incentive Plan (the “2016 LTIP”) and

(vi) the currently outstanding portion of Ms. Hinrichs’ February 28, 2017 award of performance units granted pursuant to the 2016 LTIP,

which would, absent her retirement from employment, remain outstanding and continue to vest through March 15, 2020 shall remain in full force and effect and, to the extent applicable, (A) with respect to the RSUs, shall become vested and shall be settled on the first to occur of (i) the date such award otherwise would be settled in accordance with the terms of the 2014 MII LTIP or 2016 MII LTIP, as applicable, and the applicable grant agreement as if Ms. Hinrichs’ employment had continued through March 15, 2020 and (ii) March 15, 2018, and (B) with respect to performance units, shall become vested and settled on the date such award otherwise would be settled in accordance with the terms of the 2014 MII LTIP or 2016 MII LTIP, as applicable, and the applicable grant agreement (including the corporate performance conditions that determine the amount, if any, of such award that will become vested and payable) as if her employment had continued through the March 15, 2020;

(5)	payment in an amount equal to Ms. Hinrichs’ accrued but unused vacation pay;

(6)	payment of an amount to fund twelve months of continuing medical insurance coverage under the U.S. Consolidated Omnibus Reconciliation Act; and

(7)	payment in an amount equal to $15,000, which represents the cost of executive-level financial planning.

Any currently vested stock options awarded to Ms. Hinrichs under the 2009 McDermott International, Inc. Long-Term Incentive Plan will remain exercisable until the stated maximum expiration date in the applicable grant agreement, notwithstanding any provision providing for earlier termination in the event of termination of employment.

MI will pay Ms. Hinrichs’ reasonable legal fees incurred in connection with the negotiation and execution of the Separation Agreement. Subject to the terms and conditions of the applicable policy, MI will also take all reasonable efforts to allow Ms. Hinrichs to convert her group life insurance policy into a stand-alone policy.

The above description of the Separation Agreement is not complete and is qualified by reference to the complete document. A copy of the Separation Agreement is filed as Exhibit 10.1 to this report and is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement dated effective August 8, 2017 by and between Liane K. Hinrichs and McDermott, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Andrew Leys
Andrew Leys
Vice President, Human Resources

Date: August 11, 2017

EXHIBIT INDEX

No.	Description

10.1	Separation Agreement dated effective August 8, 2017 by and between Liane K. Hinrichs and McDermott, Inc.